                                                                     EXHIBIT 3.2

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                               CITYSEARCH, INC.

                            A DELAWARE CORPORATION


     CitySearch, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of Delaware (the "Corporation"), does hereby certify as follows:

     FIRST: The original Certificate of Incorporation of the Corporation was filed under the name of "PerfectMarket, Inc." with the Secretary of State of the State of Delaware (the "Secretary") on September 20, 1995, amended by the Certificate of Amendment of Certificate of Incorporation filed with the Secretary on November 27, 1995, by the Restated Certificate of Incorporation filed with the Secretary on May 15, 1996, by the Certificate of Amendment of the Certificate of Incorporation filed with the Secretary on June 25, 1996, by the Certificate of Amendment of the Certificate of Incorporation filed with the Secretary on July 25, 1996, by the Restated Certificate of Incorporation filed with the Secretary on December 12, 1996, by the Restated Certificate of Incorporation filed with the Secretary on December 23, 1996, by the Restated Certificate of Incorporation filed with the Secretary on November 12, 1997 and by the Restated Certificate of Incorporation filed with the Secretary on May 22, 1998.

     SECOND: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

     THIRD: This Amended and Restated Certificate of Incorporation was approved by written consent of the stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

     FOURTH: The Restated Certificate of Incorporation of this Corporation is amended and restated in its entirety to read as follows:

                                      I.

     The name of the Corporation is CitySearch, Inc.

                                      II.
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     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                     III.

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                      IV.

     The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock" all of which shall have a par value of $0.01 per share. The total number of shares which the Corporation is authorized to issue is ninety-two million seven hundred and forty-one thousand and eighty-two (92,741,082) shares. Seventy-five million (75,000,000) shares shall be Common Stock and fifteen million seven hundred and forty-one thousand and eighty-two (17,741,082) shares shall be Preferred Stock.

     1,791,173 shares of Preferred Stock shall be designated "Series A Preferred Stock" (hereinafter "Series A Preferred"), 450,000 shares of Preferred Stock shall be designated "Series B Preferred Stock" (hereinafter "Series B Preferred"), 3,261,024 shares of Preferred Stock shall be designated "Series C Preferred Stock" (hereinafter "Series C Preferred"), 4,430,313 shares of Preferred Stock shall be designated "Series D Preferred Stock" (hereinafter "Series D Preferred"), 5,808,572 shares of Preferred Stock shall be designated "Series E Preferred Stock" (hereinafter "Series E Preferred" and, together with the Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred, the "Preferred Stock") and 2,000,000 shares shall be undesignated Preferred Stock, which undesignated Preferred Stock shall not be issuable until the closing of a Qualified IPO (as defined herein).

     Effective immediately upon the filing of this Amended and Restated Certificate of Incorporation, there shall be a two for three reverse stock split (the "Reverse Split") pursuant to which each three outstanding shares of Common Stock shall be consolidated and converted, automatically and without further action, into two shares of Common Stock. Such combination shall be effected on a certificate-by-certificate basis. No fractional share of Common Stock shall be issued in connection with such conversion, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share.

     The 2,000,000 shares of undesignated Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below

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the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

     The authority of the Board of Directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

     (a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

     (b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

     (c) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

     (d) the special and relative rights and preference, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

     (e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

     (f) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of similar nature or otherwise, and the terms and conditions of such obligation;

     (g) voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

     (h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

     (i) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this Restated Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Restated Certificate of Incorporation.

     The rights, preferences, restrictions and other matters relating to the Preferred Stock are as follows:

     1.   LIQUIDATION PREFERENCE.
          ----------------------

          (a) The Preferred Stock shall, with respect to rights upon liquidation, dissolution or winding up, rank prior to the shares of Common Stock and of any other class of stock of the Corporation ranking junior to the Preferred Stock and in the event of any Transaction (as defined below), whether voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, the distributions described herein before any distribution is made to holders of shares of Common Stock or any other junior stock.

          (b) At any time, in the event of any of the following occurrences (each, a "Transaction"):

              (i) Any dissolution of the Corporation, liquidation or winding up of the Corporation;

              (ii) Any liquidation or winding up of the Corporation as a result of a bankruptcy, reorganization or similar proceeding;

              (iii) Any foreclosure by creditors of the Corporation on all or substantially all of the assets or equity interests in the Corporation; or

              (iv) An acquisition, merger or consolidation of the Corporation occurs in which more than 50% of the outstanding capital stock of the Corporation is being acquired for cash and the price per share of Common Stock (on a fully diluted basis) is below the Series E Conversion Price (as defined in Section 2 below) then in effect;

the Corporation shall take appropriate steps in connection with such Transaction to ensure that the assets of the Corporation available for distribution shall be distributed at the closing of the Transaction in the order and priority as follows:

                    (x) the holders of the Preferred Stock shall be entitled to receive the amount of $.90446 (the "Series A Preference Amount") for each share of Series A Preferred then held by them, the amount of $3.4665 (the "Series B Preference Amount") for each share of Series B Preferred then held by them, the amount of $3.4665 (the "Series C Preference Amount") for each share of Series C Preferred then held by them, the amount of $6.5251 (the "Series D Preference Amount") for each share of Series D Preferred then held by them and the amount of $7.00 (the "Series E Preference Amount", together with the Series A Preference Amount, the Series B Preference Amount, the Series C Preference Amount and the Series D Preference Amount, collectively, the "Preference Amounts" and, individually, a "Preference Amount") for each share of Series E Preferred then held by them. Each of the Preference Amounts shall be adjusted for any stock dividends, combinations or splits with respect to such shares, plus any declared and unpaid dividends on the Preferred Stock; and

                    (y) all remaining assets available for distribution shall be distributed pro rata among the holders of the Common Stock based on the number of shares held by each.

If upon the occurrence of a Transaction, the assets and funds available for distribution (the "Distribution Assets") are less than the sum of the Preference Amounts of all shares of Preferred Stock (the "Aggregate Preference Amount"), the distribution on account of each share of Preferred Stock pursuant to paragraph (x) above shall be an amount equal to (a) (i) the respective Preference Amount of such share of Preferred Stock multiplied by (ii) the Distribution Assets divided by (b) the Aggregate Preference Amount.

          (c) With respect to any Transaction, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

               (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                    (A)       If traded on a securities exchange or through
                         Nasdaq, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) trading day period ending three
                         (3) days prior to the closing;

                    (B)       If actively traded over-the-counter, the value
                         shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty
                         (30) trading day period ending three (3) days prior to the closing; and

                    (C)       If there is no active public market, the value
                         shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock with respect to any Transaction.

               (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or
          (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

          (d) In the event the requirements of this Section 1 are not complied with, this Corporation shall forthwith either:

               (i) cause such closing to be postponed until such time as the requirements of this Section 1 have been complied with; or

               (ii) cancel such Transaction to the extent permitted by law, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 1(e) hereof.

          (e) The Corporation shall give each holder of record of Preferred Stock written notice of such impending Transaction not later than twenty (20) days prior to the stockholder's meeting called to approve such Transaction, or twenty (20) days prior to the closing of such Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Transaction. The first of such notices shall describe the material terms and conditions of the impending Transaction and the provisions of this Section 1, and the Corporation shall thereafter give such holders prompt notice of any material changes. The Transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

     2.   CONVERSION.  The holders of the Preferred Stock have conversion rights
          ----------
as follows (the "Conversion Rights"):

          (a)  Right to Convert.  Each share of Preferred Stock shall be
               ----------------
convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined: in the case of the Series A Preferred, by dividing $0.90446 by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of the conversion; in the case of the Series B Preferred, by dividing $3.4665 by the Series B Conversion Price, determined as hereinafter provided, in effect at the time of the conversion; in the case of Series C Preferred, by dividing $3.4665 by the Series C Conversion Price, determined as hereinafter provided, in effect at the time of the conversion; in the case of the Series D Preferred, by dividing $6.5251 by the Series D Conversion Price, determined as hereinafter provided, in effect at the time of the conversion; and in the case of the Series E Preferred, by dividing $7.00 by the Series E Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred (the "Series A Conversion Price") shall initially be $0.90446 per share of Common Stock. The price at which shares of Common Stock shall be deliverable upon conversion of the Series B Preferred (the "Series B Conversion Price") shall initially be $3.4665 per share of Common Stock. The price at which shares of Common Stock shall be deliverable upon conversion of the Series C Preferred (the "Series C Conversion Price") shall initially be $3.4665 per share of Common Stock. The price at which shares of Common Stock shall be deliverable upon conversion of the Series D Preferred (the "Series D Conversion Price") shall initially be $6.5251 per share of Common Stock. The price at which shares of Common Stock shall be deliverable upon conversion of the Series E Preferred (the "Series E Conversion Price") shall initially be $7.00 per share of Common Stock. The term "Conversion Price," as used herein shall refer to the respective Conversion Price of each series of Preferred Stock. Each such Conversion Price shall be subject to adjustment as hereinafter provided. Upon conversion, all declared and unpaid dividends on the Preferred Stock shall be paid, to the extent funds are legally available therefor, either in cash or in shares of Common Stock of the Corporation, at the election of the Corporation, wherein the shares of Common Stock shall be valued at the fair market value at the time of such conversion, as determined in good faith by the Board.

          (b)  Automatic Conversion.  Each share of Preferred Stock shall
               --------------------
automatically be converted into shares of Common Stock at the then effective Conversion Price upon: (i) the closing of a firm underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of shares of the Corporation's Common Stock with an aggregate net proceeds (after deduction of underwriter's discounts and commissions and offering expenses) to the Company of not less than $20,000,000, the price per share to the public of which was not less than $7.70 per share (a "Qualified IPO"); or (ii) the written election of holders of not less than a majority of the then outstanding Preferred Stock and a majority of each of the then outstanding Series C Preferred and Series E Preferred. In the event of the automatic conversion of the Preferred Stock upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

          (c)  Mechanics of Conversion. No fractional shares of Common Stock
               -----------------------
shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled (after aggregating all shares of Preferred Stock held by such holder such that the maximum number of whole shares of Common Stock is issued to such holder upon conversion), the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates evidencing such Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to paragraph (b) hereof, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

     The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or, in the case of automatic conversion, on the date of closing of the offering or the date of written election to convert, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (d) Adjustments of the Conversion Price.
              -----------------------------------

              (i) If the number of shares of Common Stock outstanding at any time after the date upon which any shares of Series E Preferred were first issued (the "Series E Original Issue Date") is increased by split or subdivision of the outstanding shares of Common Stock or the receipt by holders of Common Stock of a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase in outstanding shares by means of an adjustment to the applicable Conversion Price.

              (ii) If the number of shares of Common Stock outstanding at any time after the Series E Original Issue Date is decreased by a combination of the outstanding shares of Common Stock (including the Reverse Split), then, following the record date of such combination, the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares by means of an adjustment to the applicable Conversion Price.

              (iii) If at any time or from time to time the Corporation distributes to all holders of the Corporation evidences of indebtedness or assets of the Corporation (other than cash dividends), the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the amount of such evidences of indebtedness or assets of the Corporation as such holders of Preferred Stock would have been entitled to receive had they converted their shares of Preferred Stock into shares of Common Stock immediately prior to such distribution.

          (e) Adjustments for Certain Corporate Transactions.  If the Common
              ----------------------------------------------
Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock of the Corporation or another corporation, whether by merger, consolidation, sale of all or substantially all of the assets of the Corporation, liquidation, capital reorganization, reclassification or otherwise (other than a dividend, subdivision, combination or consolidation of shares provided for above) (a "Reorganization"), the Conversion Price then in effect shall, concurrently with the effectiveness of such Reorganization, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock of the Corporation or other corporation, as the case may be, equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such shares of Preferred Stock immediately before such Reorganization. Furthermore, in the event of an acquisition, merger or consolidation of the Corporation whereby the Corporation's stockholders of record immediately prior to such acquisition, merger or consolidation hold less than 50% of the voting power of the surviving entity immediately after such acquisition, merger or consolidation and (i) such acquisition, merger or consolidation shall be effected in such a way that the holders of the Corporation's Common Stock shall be entitled to receive stock, securities or assets other than cash and (ii) the surviving entity is not subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Securities Act of 1934, as amended, immediately after such acquisition, merger or consolidation, appropriate provisions shall be made with respect to the rights and interests of holders of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series E Preferred to the end that the rights, preferences and privileges of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series E Preferred as set forth in this Restated Certificate, as applicable (including without limitation provisions for adjustments of the Conversion Price), shall thereafter be incorporated into any shares of stock or securities thereafter deliverable upon the exercise of such conversion rights.

          (f) Adjustment of Series C Conversion Price.  Upon any conversion of
              ---------------------------------------
any shares of Series C Preferred to Common Stock in accordance with this Section 2, the Series C Conversion Price shall be adjusted to the extent necessary to an amount equal to the following:

          Series C Conversion Price = $45 million
                                      ------------------------------------------
                                      Series C Measurement Shares plus Series C
                                      Option Shares

For purposes of this Section 2(f), (i) the term "Series C Measurement Shares" shall equal 10,690,196 shares of Common Stock (as adjusted for stock splits, stock dividends or similar recapitalizations after the Series E Original Issue
Date) and (ii) the term "Series C Option Shares" shall equal the 2,291,181 shares of Common Stock issuable upon exercise of stock options ("Original Issue Date Options") outstanding as of the date upon which any shares of Series C Preferred were first issued (the "Series C Original Issue Date") less such number of Option Shares that were subject to Original Issue Date Options that were canceled as a result of the termination of employment or consulting services on or prior to (i) June 30, 1998 in the event that the Company completes a Qualified IPO on or prior to December 31, 1998 or (ii) the date of conversion of the Series C Preferred in the event that the Company does not complete a Qualified IPO on or prior to December 31, 1998 (as adjusted for stock splits, stock dividends or similar recapitalizations after the Series E Original Issue Date).

          (g) Adjustment of Series D Conversion Price.  Upon any conversion of
              ---------------------------------------
any shares of Series D Preferred to Common Stock in accordance with this Section 2, the Series D Conversion Price shall be adjusted to the extent necessary to an amount equal to the following:

          Series D Conversion Price = $110 million
                                      -----------------------------------------
                                      Series D Measurement Shares plus Series D
                                      Option Shares

For purposes of this Section 2(g), (i) the term "Series D Measurement Shares" shall equal 14,011,324 shares of Common Stock (as adjusted for stock splits, stock dividends or similar recapitalizations after the Series E Original Issue Date) and (ii) the term "Series D Option Shares" shall equal 2,846,776 shares of Common Stock issuable upon exercise of stock options ("Series D Original Issue Date Options") outstanding as of the date upon which any shares of Series D Preferred were first issued (the "Series D Original Issue Date") less such number of Series D Option Shares that were subject to Series D Original Issue Date Options that were canceled as a result of the termination of employment or consulting services on or prior to (i) June 30, 1998 in the event that the Company completes a Qualified IPO on or prior to December 31, 1998 or (ii) the date of conversion of the Series D Preferred in the event that the Company does not complete a Qualified IPO on or prior to December 31, 1998 (as adjusted for stock splits, stock dividends or similar recapitalizations after the Series E Original Issue Date).

          (h) Adjustment of Series E Conversion Price.  Upon any conversion of
              ---------------------------------------
any shares of Series E Preferred to Common Stock in accordance with this Section 2, the Series E Conversion Price shall be adjusted to the extent necessary to an amount equal to the following:

          Series E Conversion Price = $ 152,662,601
                                      -----------------------------------------
                                      Series E Measurement Shares plus Series E
                                      Option Shares

For purposes of this Section 2(h), (i) the term "Series E Measurement Shares" shall equal 19,173,153 shares of Common Stock (as adjusted for stock splits, stock dividends or similar recapitalizations after the Series E Original Issue
Date) and (ii) the term "Series E Option Shares" shall equal 2,635,790 shares of Common Stock issuable upon exercise of stock options ("Series E Original Issue Date Options") outstanding as of the Series E Original Issue Date less such number of Series E Option Shares that were subject to Series E Original Issue Date Options that were canceled as a result of the termination of employment or consulting services on or prior to (i) June 30, 1998 in the event that the Company completes a Qualified IPO on or prior to December 31, 1998 or (ii) the date of conversion of the Series E Preferred in the event that the Company does not complete a Qualified IPO on or prior to December 31, 1998 (as adjusted for stock splits, stock dividends or similar recapitalizations after the Series E Original Issue Date).

          (i) No Fractional Shares as to Adjustments.  No fractional shares
              --------------------------------------
shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share.

          (j) No Impairment.  The Corporation will not, by amendment of this
              -------------
Amended and Restated Certificate of Incorporation or through any Reorganization, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

          (k) Certificate as to Adjustments.  Upon the occurrence of each
              -----------------------------
adjustment of the Conversion Price pursuant to this Section 2, the Corporation at its expense shall promptly compute such adjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Preferred Stock.

     3.   MANDATORY REDEMPTION.
          --------------------

          (a) The Corporation shall redeem, from any source of funds legally available therefor, all then outstanding shares of Series C Preferred on the ten-year anniversary date (the "Series C Redemption Date") of the Series C Original Issue Date. The Corporation shall effect such redemption on the Series C Redemption Date by paying in exchange for the outstanding shares of Series C Preferred Stock cash in the amount equal to the liquidation value of such shares pursuant to Section 1 above (the "Series C Redemption Price").

          (b) The Corporation shall redeem, from any source of funds legally available therefor, all then outstanding shares of Series D Preferred at any time on or after the seven-year anniversary date of the Series D Original Issue Date upon the written election of holders of not less than eighty percent (80%) of the then outstanding Series D Preferred. "Series D Redemption Date" shall mean forty-five (45) days from the date of the receipt by the Corporation of such written election. The Corporation shall effect such redemption on the Series D Redemption Date by paying in exchange for the outstanding shares of Series D Preferred, cash in the amount equal to the liquidation value of such shares pursuant to Section 1 above (the "Series D Redemption Price").

          (c) The Corporation shall redeem, from any source of funds legally available therefor, all then outstanding shares of Series E Preferred at any time on or after the seven-year anniversary date of the Series D Original Issue Date upon the written election of holders of not less than eighty percent (80%) of the then outstanding Series E Preferred. "Series E Redemption Date" shall mean forty-five (45) days from the date of the receipt by the Corporation of such written election and the term "Redemption Date" shall mean a Series C Redemption Date, a Series D Redemption Date or a Series E Redemption Date. The Corporation shall effect such redemption on the Series E Redemption Date by paying in exchange for the outstanding shares of Series E Preferred, cash in the amount equal to the liquidation value of such shares pursuant to Section 1 above (the "Series E Redemption Price" and together with the Series C Redemption Price and Series D Redemption Price, a "Redemption Price").

          (d) At least fifteen (15) but no more than thirty (30) days prior to any Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series C Preferred, Series D Preferred or Series E Preferred, as the case may be, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the applicable Redemption Date, the applicable Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his or her certificate or certificates representing the Series C Preferred, the Series D Preferred or the Series E Preferred, as the case may be, (the "Redemption Notice"). Except as provided in Section 3(e) below, on or after such Redemption Date, each holder of Series C Preferred, the Series D Preferred or the Series E Preferred, as the case may be, shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.

          (e) From and after any Redemption Date, unless there shall have been a default in the payment of the applicable Redemption Price, all rights of the holders of shares of Series C Preferred, Series D Preferred or Series E Preferred, as the case may be, (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series C Preferred, Series D Preferred or Series E Preferred, as the case may be, on any Redemption Date are insufficient to redeem the total number of shares of Series C Preferred, Series D Preferred or Series E Preferred, as the case may be, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of Series C Preferred, Series D Preferred or Series E Preferred, as the case may be, based on their holdings of Series C Preferred, Series D Preferred or Series E Preferred, as the case may be. The shares of Series C Preferred, Series D Preferred or Series E Preferred, as the case may be, not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series C Preferred, Series D Preferred or Series E Preferred, as the case may be, such funds will immediately be used to redeem the balance of the shares to the extent of such additional funds until all shares of Series C Preferred, Series D Preferred or Series E Preferred, as the case may be, are redeemed.

          (f) At least ten days prior to any Redemption Date, the Corporation shall deposit the applicable Redemption Price of all shares of Series C Preferred, Series D Preferred or Series E Preferred, as the case may be, with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the Series C Preferred, Series D Preferred or Series E Preferred, as the case may be, with irrevocable instructions and authority to the bank or trust corporation to pay the applicable Redemption Price for such shares to their respective holders on or after such Redemption Date upon receipt of notification from the Corporation that such holder has surrendered his or her share certificate to the Corporation pursuant to Section 3(d) above. As of such Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after such Redemption Date the shares of Series C Preferred, Series D Preferred or Series E Preferred, as the case may be, shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the applicable Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section 3(f) for the redemption of shares thereafter converted into shares of the Corporation's Common Stock pursuant to Section 2 hereof prior to such Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section 3(f) remaining unclaimed at the expiration of two years following such Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

          (g) Notwithstanding anything to the contrary in this Section 3, in the event the Corporation is precluded by applicable law from redeeming any of Series C Preferred, Series D Preferred or Series E Preferred, as the case may be, hereunder, the Corporation shall redeem such Series C Preferred, Series D Preferred or Series E Preferred, as the case may be, at the earliest date permitted under applicable law.

          (h) The provisions of this Section 3 shall terminate upon the closing of a Qualified IPO.

     4.   VOTING RIGHTS.
          -------------

          (a) General.  Except as otherwise provided herein or required by law,
              -------
the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having a general voting power and not separately as a class. Holders of Common Stock and Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

          (b) Holders of stock of any class or series of this corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders, unless such cumulative voting is required pursuant to Sections 2115 and/or 301.5 of the California Corporations Code, in which event each such holder shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and the holder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such holder may see fit, so long as the name of the candidate for director shall have been placed in nomination prior to the voting and the stockholder, or any other holder of the same class or series of stock, has given notice at the meeting prior to the voting of the intention to cumulate votes.

          (c) Protective Provisions.
              ---------------------

               (i) So long as any shares of Series C Preferred remain outstanding, the Corporation shall not, without the vote or written consent of not less than a majority of such outstanding shares of Series C Preferred voting together as a single class:

                     (A) Increase or decrease the total number of authorized shares of Series C Preferred;

                     (B) Alter or change by amendment to this Restated Certificate of Incorporation or otherwise the terms and provisions of the Series C Preferred or any other terms so as to affect adversely the rights, preferences or privileges of the Series C Preferred; or

                     (C) Create or issue any new shares or any other securities convertible into equity securities of the Corporation or reclassify any existing shares into equity securities or any other securities convertible into equity securities of the Corporation having a preference senior to the Series C Preferred with respect to voting, dividends, redemption or upon liquidation.

               (ii) So long as any shares of Series D Preferred remain outstanding, the Corporation shall not, without the vote or written consent of not less than a majority of such outstanding shares of Series D Preferred voting together as a single class:

                     (A) Increase or decrease the total number of authorized shares of Series D Preferred;

                     (B) Alter or change by amendment to this Restated Certificate of Incorporation or otherwise the terms and provisions of the Series D Preferred or any other terms so as to affect adversely the rights, preferences or privileges of the Series D Preferred; or

                     (C) Create or issue any new shares or any other securities convertible into equity securities of the Corporation or reclassify any existing shares into equity securities or any other securities convertible into equity securities of the Corporation having a preference senior to the Series D Preferred with respect to voting, dividends, redemption or upon liquidation.

               (iii) So long as any shares of Series E Preferred remain outstanding, the Corporation shall not, without the vote or written consent of not less than a majority of such outstanding shares of Series E Preferred voting together as a single class:

                     (A) Increase or decrease the total number of authorized shares of Series E Preferred;

                     (B) Alter or change by amendment to this Restated Certificate of Incorporation or otherwise the terms and provisions of the Series E Preferred or any other terms so as to affect adversely the rights, preferences or privileges of the Series E Preferred; or

                    (C) Create or issue any new shares or any other securities convertible into equity securities of the Corporation or reclassify any existing shares into equity securities or any other securities convertible into equity securities of the Corporation having a preference senior to the Series E Preferred with respect to voting, dividends, redemption or upon liquidation.

     5.   STATUS OF CONVERTED OR REDEEMED STOCK.  In the case any shares of
          -------------------------------------
Preferred Stock shall be redeemed or converted pursuant to the terms hereof, the shares so converted or redeemed shall be canceled and shall not be issuable by the Corporation. From time to time, this Restated Certificate of Incorporation shall be appropriately revised to reflect the corresponding reduction in the Corporation's authorized capital stock.

                                      V.

     1.   NUMBER OF DIRECTORS.  From and after the closing of a Qualified IPO,
          -------------------
the number of directors which constitutes the whole Board of Directors of the corporation shall be designated in the Bylaws of the corporation. Unless precluded by Section 301.5 of the California Corporation Code or otherwise precluded by law, the directors shall be divided into three classes with the term of office of the first class (Class I) to expire at the annual meeting of stockholders held in 1999; the term of office of the second class (Class II) to expire at the annual meeting of stockholders held in 2000; the term of office of the third class (Class III) to expire at the annual meeting of stockholders held in 2001; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election.

     2.   ELECTION OF DIRECTORS.
          ---------------------

          (a) The holders of Series C Preferred voting together as a separate class shall have the right to elect one (1) member of the Board of Directors until the earlier of (i) a Qualified IPO or (ii) at such time as the outstanding Series C Preferred (including shares of Common Stock issuable upon conversion of the Series C Preferred) shall be less than five percent (5%) of the then outstanding Common Stock of the Company (including shares of Common Stock issuable upon conversion, exchange or exercise of securities convertible into or exercisable for or exchangeable for Common Stock). At such time as any other stockholder or stockholders, voting as a separate class, are entitled, by virtue of a right granted by the Company and not solely as a result of the number of shares held by such stockholder or stockholders, to elect two (2) or more directors, for purposes of the preceding sentence, the holders of the Series C Preferred voting together as a separate class shall have the right to elect a number of directors equal to the number of directors such stockholder or stockholders are entitled to elect.

          (b) USA Networks, Inc. ("USA Networks") shall have the right to elect one (1) member of the Board of Directors (the "USA Networks Director") (i) at each annual meeting prior to a Qualified IPO and (ii) at each annual meeting at which the stockholders elect the successors of the class of directors set forth in Article (V)(1) above to which the USA Networks Director is a member from and after a Qualified IPO until the earlier of (x) November 11, 2007 or (y) the date USA Networks owns less than 50% of the capital stock of the Company (on an as converted to Common

Stock basis and as adjusted for stock dividends, stock splits, stock combinations, recapitalizations and the like) that it owned as of November 11, 1997. At such time as any other stockholder or stockholders, voting as a separate class, are entitled, by virtue of a right granted by the Company and not solely as a result of the number of shares held by such stockholder or stockholders, to elect two (2) or more directors, for purposes of the preceding sentence, USA Networks shall have the right to elect a number of directors equal to the number of directors such stockholder or stockholders are entitled to elect.

          (c) Global Retail Partners, L.P. (together with its affiliates "GRP") shall have the right to elect one (1) member of the Board of Directors (the "GRP Director") (i) at each meeting prior to a Qualified IPO and (ii) at each annual meeting at which the stockholders elect the successors of the class of directors set forth in Article (V)(1) above to which the GRP Director is a member from and after a Qualified IPO until the later of (x) November 20, 1999 or (y) the one-year anniversary of the closing of a Qualified IPO; provided GRP owns 100% of the capital stock of the Company (on an as converted to Common stock basis and as adjusted for stock dividends, stock splits, stock combinations, recapitalizations and the like) that it owned as of November 20, 1999.

          (d) Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                      VI.

     Subject to Article VII hereof, the Board is expressly authorized to make, alter or repeal Bylaws of the Corporation, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.

                                     VII.

     Effective upon the closing of a Qualified IPO, no action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent. Effective upon the closing of a Qualified IPO, the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article IV(4)(b), Article V(1) or Article VII of this Restated Certificate of Incorporation or Sections 2.3, 2.4, 2.6, 2.10,
2.11 or Article IX of the Corporation's Bylaws to be effective upon the closing of the Qualified IPO.

                                     VIII.

     1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     2. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

     3. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of the Corporation's Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     FIFTH: That written notice of this Amended and Restated Certificate of Incorporation was duly given to the stockholders of this corporation who did not consent in writing to the foregoing resolutions.

     IN WITNESS WHEREOF, CitySearch, Inc. has caused this Restated Certificate of Incorporation to be signed by its Chief Executive Officer and attested to by its Secretary this _____ day of July 1998.


                                    _______________________________________
                                    Charles Conn, III
                                    Chief Executive Officer



ATTEST:

_____________________________
Bradley O. Ramberg
Secretary